Exhibit 10.24

March 5, 2024

Dear Suzanne,

Innventure LLC (the “Company”) is pleased to offer you the position of General Counsel, reporting to the Chief Executive Officer, at a monthly base salary of $37,500 equal to an annual salary of $450,000. Your net compensation will be less all applicable deductions, withholding taxes, and other amounts required by federal and state laws. Your salary will be paid on the regularly scheduled payroll dates of the Company that are in effect from time to time. All payments to you shall be treated as separate to the fullest extent allowed by law. Your starting date with the Company will be April 8, 2024, or such date as you and the Company mutually agree, subject to your agreement to the terms and conditions contained in this letter agreement and your execution of the Company’s standard Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, a copy of which is enclosed with this letter agreement (the “Proprietary Information Agreement”).

Each year, your target bonus opportunity will be 100% of your base salary. Actual payments will be determined based on a combination of Company results and individual performance against the applicable performance goals established by the Board of Directors of the Company (the “Board”) and provided to you no later than 30 days following the start the applicable year. You must remain continuously employed through the bonus payment date to be eligible to receive any bonus payment and bonus may be prorated based on date of hire. Any such bonus shall be paid to you at the same time and under the same terms and conditions as other executives of the Company, which shall not be later than March 15th following the end of the calendar year to which the bonus relates.

You will be eligible to enroll in the employee benefit plans and programs maintained by the Company for the benefit of the Company’s employees in accordance with the terms of such plans and programs provided that you meet the eligibility requirements of such plans or programs. The Company reserves the right to modify, amend or terminate any such plans and programs it adopts at any time in its discretion and may decide not to provide some or all of the benefits listed above.

In connection with the commencement of your employment and subject to (i) approval of the Board and (ii) your continued employment by the Company on the date of grant, you will be eligible for equity grants in each new entity in which the Company directly or indirectly acquires an interest. The Company has a policy of allocating equity grants in each NewCo to Innventure employees and you will participate in this plan with a grant size and terms that are is similar to other executives at your level. You will also be eligible for equity in Innventure with a grant size and terms that are is similar to other executives at your level. The specific number of shares, share class and formal date of grant will be determined at a later date. Grants will vest on a three-year schedule with 25% vesting one year from the date of this grant. The balance will vest at 9.375% per quarter with full vesting by the end of year three.

The Company maintains an open PTO policy. If your employment terminates for any reason whatsoever, you will not be entitled to receive any cash payment for unused vacation to the date of your termination.

The Company will reimburse you for all reasonable and necessary travel expenses and other disbursements actually incurred by you, for or on behalf of the Company, in the performance of your duties during your employment. As with other employees, you will be required to comply with the Company’s policies for reimbursement or advancement of expenses that are then in effect.

As you are aware, your employment by the Company will be for full-time employment and you will be required to devote, during regular business hours, all your working time to the business of the Company and not to engage in any other business or private services to any other business either as an employee, officer, director, agent, contractor, or consultant, except with the express written consent of the Company; provided that you may engage in charitable, not-for-profit, civic and educational activities to the extent that such activities do not conflict with or unreasonably interfere with the performance of your duties to the Company. You will hold in a fiduciary capacity for the benefit of the Company all information with respect to the Company’s finances, sales, profits, and other proprietary and confidential information acquired by you during your employment. In furtherance of this condition of your employment, we would kindly request that you sign the enclosed Proprietary Information Agreement.

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827          WWW.INNVENTURE.COM

By your signature below, you represent and warrant to the Company that you: (i) are not subject to any employment, noncompetition or other similar agreement that would prevent or interfere with the Company’s employment of you on the terms set forth herein; and (ii) have not brought and will not bring with you to the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to you prior to your employment with the Company, unless you have obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

The Company acknowledges and agrees that you will be working remotely from your home; provided that you may be required to travel on Company business from time to time. This letter agreement is not intended to, nor does it, create any employment contract for any specified term or duration between you and the Company. Your employment with the Company is terminable by you or the Company at any time with or without cause or notice. By accepting employment with the Company, you acknowledge that no contrary representation has been made to you. The Company requests you to provide two (2) weeks’ notice prior to terminating your employment with the Company.

Upon the termination of your employment with the Company and prior to your departure from the Company, you agree to submit to an exit interview for the purposes of reviewing this letter agreement, the enclosed Proprietary Information Agreement and the trade secrets of the Company and surrendering to the Company all proprietary or confidential information and articles belonging to the Company.

This letter agreement, the Proprietary Information Agreement and all ancillary agreements (collectively, the “Agreements”) shall be governed by the laws of the State of Florida. The Agreements constitute the entire agreement between the Company and you and supersede any and all previous oral or written representation, communication, understanding or agreement between us.

You acknowledge and agree that your employment is subject to and conditioned upon your eligibility to work in the United States.

If the foregoing accurately sets forth our agreement, we would appreciate your returning to us the duplicate of this letter agreement and the Proprietary Information Agreement, duly signed and dated in the spaces provided, whereupon this letter agreement and the Proprietary Information Agreement will become binding upon you and the Company.

Finally, it is with great pleasure that I welcome you to Innventure and wish you every success in your position. The Company is delighted with the prospect of your joining our team.

Innventure LLC

By:	/s/Gregory W. Haskell

Name:	Gregory W. Haskell

Title:	CEO

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827          WWW.INNVENTURE.COM

I have read, understand, and agree to all of the above and hereby accept the Company’s offer of employment on the above terms and conditions. I understand that my employment with the Company is considered “at will” meaning that either the Company or I may terminate this employment relationship at any time for any reason without cause or notice. I further understand and agree that my employment is contingent upon my execution of the Proprietary Information Agreement.

New Employee Signature:	/s/Suzanne Niemeyer	Date:	05/05/2024

Printed Name:	Suzanne Niemeyer

Enclosure

PROPRIETARY INFORMATION, INVENTIONS,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Proprietary Information, Inventions, Non-competition, and Non-solicitation Agreement (“Agreement”) is made in consideration for my employment by Innventure, a Delaware corporation, or its subsidiaries or affiliates (the “Company”), and the compensation now and hereafter paid to me. I hereby agree as follows:

1.         Nondisclosure.

1.1       Recognition of Company’s Rights; Nondisclosure. I recognize that all Proprietary Information (as defined below) is and shall remain the sole and exclusive property of the Company. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose or use any Proprietary Information, except as such disclosure or use may be required in connection with my work for the Company or unless the Company expressly authorizes such disclosure or use in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information. If I am ever requested or required by subpoena, court order, or similar process to disclose any Proprietary Information, I agree that I will provide the Company with immediate notice of such request(s) for subpoena, court order, or similar process so that the Company may take appropriate action.

1.2       Proprietary Information. The term “Proprietary Information” means all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes all or any of the following: (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, techniques, Assigned Inventions (as defined below), Company Inventions (as defined below) and any other proprietary technology and all trade secrets, patents, copyrights, trademarks and other intellectual property rights throughout the world in those Assigned Inventions and Company Inventions, (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, customers’ needs or desires with respect to the products or services offered, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, it is understood that, at all times, I am free to use information that is generally known in the trade or industry or are otherwise in the public domain through no breach of this Agreement or other act or omission by me.

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827          WWW.INNVENTURE.COM

1.3       Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone or use the Third-Party Information, except as such disclosure or use may be required in connection with my work for the Company unless expressly authorized by an officer of the Company in writing.

1.4       No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality. I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless the former employer or person consents in writing to my bringing the documents or property onto the Company’s premises and I deliver a copy of the written consent to the Company. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or me.

2.         Assignment of Inventions.

2.1       Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, trademark, patent, copyright, mask work and/or other intellectual property rights throughout the world.

2.2       Prior Inventions. Inventions (as defined below), if any, patented or unpatented, that I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have identified on the attached Exhibit A (Prior Inventions) a complete list of all inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively, “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a non-substantive name for each such invention, a listing of the party to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If no such disclosure is attached or if the attached disclosure is left blank, I represent that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (as defined below) without the Company’s prior written consent. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or Company Invention of any kind, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, make derivative works of, publicly perform, modify, import, use and sell and exercise any and all present and future rights in such Prior Invention.

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827          WWW.INNVENTURE.COM

2.3       Assignment of Inventions. I assign to the Company and agree to assign in the future to the Company all my right, title and interest in and to any and all inventions (and all Proprietary Rights with respect thereto), trade secrets, confidential and proprietary information, software programs, discoveries, conceptions, preparations and developments, whether or not eligible for or covered by patent, copyright or trade secret protection (collectively, “Inventions”), and whether or not such Inventions constitute works for hire or would otherwise belong to the Company by operation of law which (i) are related to the Company’s business or actual or demonstrably anticipated research or development or (ii) were developed during Company time or using Company resources (collectively, “Assigned Inventions”) that become known to, or are made, conceived, reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4       Obligation to Keep Company Informed. I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others, during the period of my employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe are non-assignable inventions in accordance with Florida law and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. In the absence of written disclosure described in this section, I represent that I did not author, conceive, or reduce to practice any Inventions during the period of my employment with the Company.

2.5       Works for Hire. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C., Section 101).

2.6       Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of Proprietary Rights relating to Company Inventions to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but if the Company requests that I assist the Company with respect to Proprietary Rights relating to Company Inventions, the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me and for any reasonable expenses actually incurred by me at the Company’s request on such assistance.

If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawful acts to further the purposes of the preceding paragraph with the same legal force and effect as if those acts were executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned under this Agreement to the Company.

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827          WWW.INNVENTURE.COM

3.         No Conflicts or Solicitation. To protect the Company’s Proprietary Information, I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, enter into any other employment or business activity for myself or with any other person or entity. I also agree that for the period of my employment by the Company and for one (l) year after the date of termination of my employment with the Company I will not, either directly or through others: (a) solicit, induce or attempt to solicit or induce any person or entity who is currently, or was at any time during the one (1) year period of time preceding the date my employment terminated with the Company, an employee of, independent contractor to, consultant to or other service provider to the Company (“Service Provider”), to terminate his or her relationship with the Company; (b) hire or attempt to hire any Service Provider of the Company as an employee, independent contractor or consultant to or for myself or others; (c) solicit or attempt to solicit (i) any customer to which the Company sold any product, or for which the Company performed any service, within two (2) years prior to the termination of my employment with the Company; or (ii) any prospective customer that the Company called on at any time within two (2) years prior to the termination of my employment with the Company (collectively, a “Company Customer”) for the purpose of diverting their business from the Company or providing products or services competitive with a product or service of the Company to any Company Customer. If any restriction set forth in this Section 3 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall extend only over the maximum period of time, range of activities or geographic area as to which such court shall determine it to be enforceable. Notwithstanding the foregoing, general solicitations and marketing that is not targeted at the Company’s Service Providers and Company Customers, and any hiring of an individual that responds to any such general solicitation, shall not violate this section.

4.         Covenant Not to Compete. To protect Proprietary Information, I agree that during my employment with the Company and for a period of one (1) year after my last day of employment with the Company, I will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a Restricted Business in a Restricted Territory (each as defined below). Notwithstanding the foregoing, it is agreed that neither ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation nor the provision of legal services shall constitute a violation of this provision.

4.1      Reasonable. I agree and acknowledge that the time limitation on the restrictions in Section 4, combined with the geographic scope, is reasonable. I also acknowledge and agree that Section 4 is reasonably necessary for the protection of Proprietary Information, that through my employment I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value which will be imparted to me.

4.2       As used in this Agreement, the terms:

(a)      “Restricted Business” means (i) any business in which Innventure owns an equity interest; and (ii) any other business that the Company is actively engaged in researching, developing or marketing at the time of the termination of my employment, provided that this clause (ii) shall only apply if I am involved with the research, development, or marketing of that other business.

(b)       “Restricted Territory” shall mean (i) the entire world; (ii) North America; (iii) the United States of America; (iv) each state in which the Company does business or did business at any time within two (2) years prior to the termination of my employment with the Company; or (v) the State of Florida. If a court of competent jurisdiction determines that the Restricted Territory described above in subparagraph (i) is too restrictive, then the parties agree that the Restricted Territory shall be the area specified in subparagraph (ii). If a court of competent jurisdiction determines that the Restricted Territory as set forth in subparagraphs (i) and (ii) above are too restrictive, then the parties agree the Restricted Territory shall be reduced to the area specified in each of the following subsections and in the following order until the court determines an acceptable geographic area: subparagraphs (iii), (iv), or (v). If the court determines that all of the areas mentioned above are too restrictive, then the parties agree that the court may reduce or limit the area to enable the intent of this Section to be enforced in the largest acceptable area.

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827          WWW.INNVENTURE.COM

5.         Non-Disparagement. I will not make any disclosures, issue any statements or otherwise cause to be disclosed any information that is designed, intended or might reasonably be anticipated to disparage the Company, its officers or directors, its business, services, products and/or personnel.

6.         Records. I will keep and maintain adequate and current records of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

7.         No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and my performance of my duties as an employee of the Company do not and will not breach any agreement regarding information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

8.         Return Of Company Materials. At any time upon request of the Company and when I leave the employ of the Company, I will deliver to the Company, or, if delivery is impossible, certify to the destruction of any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information in whatever form such information is contained.

9.         Right to Inspect. I understand and agree that any property situated on the Company’s premises and owned by the Company, including disks, storage media, computer data, filing cabinets, or any work area, is subject to inspection by Company personnel at any time with or without notice and I understand that I should have no expectation of privacy with regard to the same.

10.       Legal And Equitable Remedies. Because my services are personal and unique, because I will have access to and become acquainted with the Proprietary Information and because the Company would not have an adequate remedy at law for the breach or threatened breach of this Agreement, I expressly consent to the enforcement of this Agreement and any of its provisions by temporary restraining order, preliminary injunction, permanent injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

11.       Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified mail, three days after the date of mailing.

12.       Notification Of New Employer. In the event that I leave the employ of the Company, the Company may notify my new employer of my rights and obligations under this Agreement.

13.       General Provisions.

13.1     Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the substantive laws of the State of Florida. If the choice of law regime of Florida indicates that the substantive law of a jurisdiction other than Florida applies, it is the express intent of the parties that the substantive law of Florida applies. I hereby expressly understand and consent that my employment is a transaction of business in the State of Florida and that this Agreement is executed and will be performed in part in the State of Florida and, accordingly, and that my interaction with the Company and the performance of my job duties shall constitute the minimum contacts necessary to make me subject to the personal jurisdiction of the federal courts located in the State of Florida, and the state courts located in Orange County, Florida, for any lawsuit filed against me by Company arising from or related to this Agreement.

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827          WWW.INNVENTURE.COM

13.2     Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it to the broadest application that is enforceable.

13.3     “Employee”/“Employment” Terms For purposes of this Agreement, the term “employee” shall be deemed to include “consultant,” “independent contractor” or “director,” and the term “employment,” or any variation thereof, shall be deemed to include “engagement” or any variation thereof.

13.4     Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly agree that the Company’s successors and assigns may enforce this Agreement.

13.5     Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor-in-interest or other assignee.

13.6     No Employment Rights. I agree and understand that my employment is at-will which means that I and the Company have independent rights to terminate my employment at any time, with or without advance notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or notice.

13.7     Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any earlier or later breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.8     Tolling of Limitation Period. I agree that a breach of any provision(s) of this Agreement will toll the running of the limitation period with respect to such provision(s) for as long as such breach continues.

13.9     Entire Agreement. My obligations under Sections 1 through 4 and Sections 6 and 7 (including all subparts) of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as an employee if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of April 8, 2024, the first day of my employment with the Company.

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827          WWW.INNVENTURE.COM

I have read this Agreement carefully and understand its terms. I have had an opportunity to seek the advice of independent legal counsel. I have completed Exhibit A to this Agreement.

New Employee Signature:	/s/Suzanne Niemeyer	Date:	05/05/2024

Printed Name:	Suzanne Niemeyer

Address:	[***]

Accepted and agreed to:

Innventure LLC

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827

By:	/s/Gregory W. Haskell

Name:	Gregory W. Haskell

Title:	CEO

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827          WWW.INNVENTURE.COM

Exhibit A

Prior Inventions

Set forth below is a complete list of all inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement:

None

/s/Suzanne Niemeyer
Suzanne Niemeyer

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827          WWW.INNVENTURE.COM